Exhibit 21.1
List of Subsidiaries

Entity Name	Domestic Jurisdiction
AssuranceRx, LLC	Alabama
Atlantic Prescription Services, LLC	Nebraska
Bayou State Pharmacy, LLC	Louisiana
BriovaRx of Georgia, LLC	Alabama
BriovaRx of Hawaii, LLC	Hawaii
BriovaRx of Indiana, LLC	Indiana
BriovaRx of Louisiana, LLC	Louisiana
BriovaRx of Maine, Inc.	Maine
BriovaRx of Massachusetts, LLC	Massachusetts
BriovaRx of Nevada, LLC	Nevada
BriovaRx, LLC	Alabama
Catamaran Health Solutions, LLC	Delaware
Catamaran Holdings I, LLC	Delaware
Catamaran Home Delivery of Florida, Inc.	Delaware
Catamaran Home Delivery of Ohio, Inc.	Ohio
Catamaran Home Delivery of Texas, Inc.	Texas
Catamaran Hospices Services, LLC	Delaware
Catamaran Insurance of Delaware, Inc.	Delaware
Catamaran Insurance of Ohio, Inc.	Ohio
Catamaran IPA II, Inc.	New York
Catamaran IPA III, Inc.	New York
Catamaran IPA, Inc.	New York
Catamaran LLC	Texas
Catamaran Mail, LLC	Delaware
Catamaran of Pennsylvania, LLC	Delaware
Catamaran PBM of Colorado, LLC	Delaware
Catamaran PBM of Illinois II, Inc.	Illinois
Catamaran PBM of Illinois, Inc.	Delaware
Catamaran PBM of Maryland, Inc.	Nevada
Catamaran PBM of Massachusetts, Inc.	Delaware
Catamaran PBM of Pennsylvania, LLC	Pennsylvania
Catamaran PBM of Puerto Rico, LLC	Nevada
Catamaran PBM of Texas, Inc.	Delaware
Catamaran PD of Maryland, Inc.	Nevada
Catamaran PD of Pennsylvania, LLC	Pennsylvania
Catamaran PD of Puerto Rico, LLC	Nevada
Catamaran Pharmacy of Nevada, Inc.	Nevada
Catamaran Rebate Management, Inc.	Nevada
Catamaran Rx CHSS, LLC	Delaware
Catamaran Senior Services, LLC	Alabama
Catamaran TPA, LLC	Delaware
Coalition For Advanced Pharmacy Services, LLC	Delaware
First Rx Specialty and Mail Services, LLC	Delaware
Health Business Systems, Inc.	Pennsylvania
inPharmative, Inc.	Nevada
IRX Financing I LLC	Delaware
PCN DE Corp.	Delaware
Pharmaceutical Care Network	California
Reformulary Group, Inc.*	Ontario
Restat, LLC	Wisconsin
Script Relief LLC*	Delaware
SXC Comet LLC	Delaware
* Only a minority interest